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                                                                    EXHIBIT 12.1


COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

(DOLLARS IN THOUSANDS)

                                                      For the Year Ended December 31,
                                                     1999          1997            1998
                                                   -------       -------         -------

Loss before income tax benefit, minority
  interest and extraordinary loss                  (51,670)      (21,476)        (27,269)

Fixed Charges:

  Interest expense                                  40,775        21,299          24,442

  Interest portion of rental expense                   893           464             514

  Dividends on unconsolidated subsidiary                             101              67

                                                   -------       -------         -------
Earnings                                           (10,002)          388          (2,246)
                                                   =======       =======         =======

Fixed charges:

  Interest expense                                  40,775        21,299          24,442

  Interest portion of rental expense                   893           464             514

  Dividends on unconsolidated subsidiary                --           101              67

                                                   -------       -------         -------
Total fixed charges                                 41,668        21,864          25,023
                                                   -------       -------         -------

Ratio of earnings to fixed charges                     n/a           n/a             n/a

Earnings inadequate to cover fixed charges:

     Total fixed charges                            41,668        21,864          25,023
     Earnings                                      (10,002)          388          (2,246)
                                                   -------       -------         -------
     Deficency of earnings to fixed charges        (51,670)      (21,476)        (27,269)
                                                   =======       =======         =======